Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-127758 previously filed by Allion Healthcare, Inc. of our report dated June 16, 2006, with respect to our audits of the financial statements of Whittier Goodrich Pharmacy, Inc. as of December 31, 2005 and 2004 and for the three years ended December 31, 2005, which report is filed as Exhibit 99.1 to Allion Healthcare’s Amendment No. 1 to its Current Report on Form 8-K/A dated April 28, 2006 and filed with the Securities and Exchange Commission on July 13, 2006.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
July 13, 2006

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.